Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form N-2 of Portman Ridge Finance Corporation (No. 333-218596) and to the use of our report dated February 26, 2019, with respect to the consolidated financial statements of Portman Ridge Finance Corporation (formerly known as “KCAP Financial, Inc.”) as of December 31, 2018 and for each of the two years in the period ended December 31, 2018 included in the Form 10-K of Portman Ridge Finance Corporation.

/s/ Ernst & Young LLP

New York, New York

March 6, 2020